UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 25, 2008

GOOGLE INC.

(Exact name of registrant as specified in its charter)

Delaware	0-50726	77-0493581
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 Amphitheatre Parkway

Mountain View, CA 94043

(Address of principal executive offices, including zip code)

(650) 253-0000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Executive Officer

On June 25, 2008, Google Inc. issued a press release in which it announced that it had signed an offer letter with Patrick Pichette who will join Google as an employee on August 1, 2008 and will become Google’s new Chief Financial Officer and Senior Vice President on August 12, 2008.

Patrick, age 45, served as an executive officer within Bell Canada and Bell Canada Enterprises, a global telecommunications company, since joining Bell Canada in 2001, including, most recently, as President – Operations for Bell Canada, and previously as Executive Vice President, Chief Financial Officer and Executive Vice President of Planning and Performance Management. Prior to joining Bell Canada, Mr. Pichette was a principal at McKinsey & Company, from 1996 to 2000, served as Vice President and Chief Financial Officer of Call-Net Enterprises, a Canadian telecommunications company, from 1994 to 1996, and as an associate at McKinsey & Company, from 1989-1994. Mr. Pichette earned a BA in Business Administration from Université du Québec à Montréal and an MA in Philosophy Politics and Economics from Oxford University, where he attended as a Rhodes Scholar.

A copy of the press release is attached hereto as Exhibit 99.1.

Compensatory Arrangements

A copy of the offer letter is attached hereto as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference. The following summary of the offer letter does not purport to be complete and is subject to and qualified in its entirety by reference to the attached offer letter.

The material terms of the offer letter are as follows:

•	Patrick’s annual base salary will be $450,000 and his discretionary target bonus percentage will be 150% of his annual base salary.

•	Google has agreed to pay Patrick a special one-time sign-on bonus of $500,000 (taxed as supplemental income).

•

Google has agreed to pay Patrick an additional special bonus of $500,000 (taxed as supplemental income) upon completion of six months of employment. In the event that Patrick’s employment is terminated by Google prior to the end of this six-month period, this additional bonus will be paid out in full within 30 days from the date of termination.

•

If Patrick terminates his employment with Google before the one year anniversary of his start date then Patrick will be required to repay the special bonus amounts described above, prorated for time spent at Google.

•	Google has agreed to grant Patrick four new hire equity grants:

•

a stock option to purchase 11,112 shares of the Google’s Class A common stock pursuant to Google’s 2004 Stock Plan. The stock option will vest at a rate of 25% on the date one year after Patrick commences employment and will vest an additional 2.083% each month thereafter, for a total vesting period of 48 months.

•

5,556 Google restricted stock units (GSUs) pursuant to Google’s 2004 Stock Plan. The GSUs will vest at a rate of 25% on the date one year after Patrick commences employment and will vest an additional 25% each year thereafter, for a total vesting period of four years.

•

910 GSUs pursuant to Google’s 2004 Stock Plan. The GSUs will vest at a rate of 100% on the date six months after Patrick commences employment. In the event Patrick’s employment is terminated (other than as a result of Patrick’s resignation) prior to the six month vesting date, this GSU grant will immediately vest.

•

910 GSUs pursuant to Google’s 2004 Stock Plan. The GSUs will vest at a rate of 100% on the date 12 months after Patrick commences employment. In the event Patrick’s employment is terminated (other than as a result of Patrick’s resignation) after six months but prior to the 12 month vesting date, this GSU grant will immediately vest.

•	Google will assist Patrick with relocation-related expenses pursuant to Google’s policy with respect to the relocation of officers in North America.

In accordance with Google’s standard equity grant policies, Patrick’s options and GSUs will be granted on the first Wednesday after Patrick commences employment with Google.

Patrick will also participate in the compensation and benefit programs generally available to Google’s executive officers.

Exhibit No.	Description

10.1	Offer Letter between Google and Patrick Pichette dated June 6, 2008

99.1	Press Release issued by Google Inc. dated June 25, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

GOOGLE INC.

Date: June 25, 2008	/s/ Kent Walker
Kent Walker
Vice President and General Counsel